Exhibit 3.7

STATE OF DELAWARE
CERTIFICATE OF FORMATION OF
ARMSTRONG MCCALL HOLDINGS, L.L.C.

        First: The name of the limited liability company is Armstrong McCall Holdings, L.L.C.

        Second: The address of the registered office in the State of Delaware is 2625 concord Pike, P.O. Box 7109, Wilmington, Delaware 19803, County of New Castle. The name of its Registered Agent at such address is Delaware Management Services, Inc.

        Third: The latest date on which the limited liability company is to dissolve is January 15, 2020.

        In Witness Whereof the undersigned have executed this Certificate of Formation of Armstrong McCall Holdings, L.L.C., this 27th day of December, 1995

/s/ illegible Illegible

CERTIFICATE OF AMENDMENT

1.
The name of limited liability company is Armstrong McCall Holdings, L.L.C.

2.
The Certificate of Formation of the limited liability company is hereby amended as follows: The name and location of the registered agent is as follows:

    Armstrong McCall Holdings, L.L.C.
    3513 Concord Pike, Suite 3721
    Wilmington, DE 19803
    (set forth amendment(s))

3.
(Use the following paragraph if this Certificate is to be effective at a date or time, which must be a date or time certain later than filing: "This Certificate of Amendment shall be effective on".)

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Armstrong McCalI Holdings, L.L.C. this 10th day of April, 1997.

/s/ Donald J. Bromley Authorized Person Donald J. Bromley Vice President